Exhibit 4.2
FOURTH AMENDED AND RESTATED INVESTOR RIGHTS AGREEMENT
     THIS FOURTH AMENDED AND RESTATED INVESTOR RIGHTS AGREEMENT (this ’’Agreement”) is made as of August 1, 2003, by and among comScore Networks. Inc., a Delaware corporation (the “Company”), the stockholders of the Company listed on the signature pages hereto (the “Purchasers”) and the founders of the Company listed on the signature pages hereto (the “Founders”). Capitalized terms used but not defined herein shall have the meanings ascribed thereto in the Purchase Agreement (defined below),
RECITALS
     WHEREAS, certain of the Purchasers (the “Prior Purchasers”) hold shares of the Company’s Series A Preferred Stock (“Series A Preferred”), Series B Preferred Stock (“Series B Preferred”), Series C Preferred Stock (“Series C Preferred”) and Series D Preferred Stock (“Series D Preferred”);
     WHEREAS, certain of the Founders (the “Series C-1 Purchasers”) hold shares of the Company’s Series C-l Preferred Stock (“Series C-1 Preferred”);
     WHEREAS, the Company, the Founders and the Prior Purchasers have previously entered into a Third Amended and Restated Investor Rights Agreement dated as of June 6, 2002, providing certain registration and other rights to the Prior Purchasers and certain of the Founders in their capacity as Series C-1 Purchasers (the “Prior Agreement”);
     WHEREAS, the Company and certain of the Purchasers (the “Series E Purchasers”) are entering into that certain Series E Preferred Stock Purchase Agreement of even date herewith (the “Purchase Agreement”) pursuant to which, among other things, the Series E Purchasers have agreed to purchase up to 24,005,548 shares of the Company’s Series E Preferred Stock (the “Series E Preferred”) at a purchase price of $0.50 per share (the “Series E Price”);
     WHEREAS, in order to induce the Series E Purchasers to enter into the Purchase Agreement and to contribute funds to the Company pursuant thereto, the Company, the Founders and the Prior Purchasers desire that the Company (and the Prior Purchasers, as applicable) grant to the Series E Purchasers certain registration rights and rights of participation, first refusal, co-sale, first offer, voting, information and other rights as set forth herein, and further desire to conform the existing registration and other rights and provisions applicable to the Prior Purchasers and certain of the Founders in their capacity as Series C-1 Purchasers to such rights and provisions as applied to the Series E Purchasers as set forth herein; and
     WHEREAS, the Company, the Founders, the Series E Purchasers, and the Prior Purchasers holding not less than the minimum number of shares required to amend the Prior Agreement desire that this Agreement shall govern the registration and other rights of all Purchasers and shall supersede and replace the Prior Agreement in its entirety;

     NOW, THEREFORE, in consideration of the promises and mutual covenants contained herein, the parties hereto hereby agree as follows:
     1. Registration Rights. The Company covenants and agrees as follows:
          (a) Definitions, For purposes of this Section 1:
               (i) The term “1934 Act” means the Securities Exchange Act of 1934, as amended.
               (ii) An “Affiliate” of a specified person means a person that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, the person specified.
               (iii) The term “Act” means the Securities Act of 1933, as amended.
               (iv) The term “Closing” has the meaning ascribed to it in the Purchase Agreement.
               (v) The term “Form S-3” means such form under the Act as in effect on the date hereof or any registration form under the Act subsequently adopted by the SEC which permits inclusion or incorporation of substantial information by reference to other documents filed by the Company with the SEC.
               (vi) The term “Holder” means any person owning or having the right to acquire Registrable Securities or any assignee thereof in accordance with Section 1(k) hereof.
               (vii) The terms “register,” “registered” and “registration” refer to a registration effected by preparing and filing a registration statement or similar document in compliance with the Act, and the declaration or ordering of effectiveness of such registration statement or document by the SEC.
               (viii) The term “Registrable Securities” means (i) Common Stock issuable or issued upon conversion of the Series A Preferred, the Series B Preferred, the Series C Preferred, the Series C-l Preferred, the Series D Preferred and the Series E Preferred, and (ii) any Common Stock of the Company issued as (or issuable upon the conversion or exercise of any warrant, right or other security which is issued as) a dividend or other distribution with respect to, or in exchange for or in replacement of the shares referenced in (i) above, excluding in all cases, however, (x) any Registrable Securities sold by a person in a transaction in which his rights under this Section 1 are not duly assigned as provided herein, (y) any Registrable Securities after such securities have been sold to the public or sold pursuant to Rule 144 promulgated under the Act, and (z) Registrable Securities held by any Holder of less than 1% of the aggregate outstanding Common Stock (on a fully-diluted, as-converted basis), but only so long as such securities are freely transferable by such Holder pursuant to SEC Rule 144(k) without restriction as to volume or otherwise. For purposes hereof, a person shall be deemed to be a holder of Registrable Securities whenever such person has the right to acquire such Registrable Securities (upon conversion, exchange or otherwise, but disregarding any limitations or restrictions upon the exercise of such right) whether or not such acquisition has actually been effected.
               (ix) The number of shares of “Registrable Securities then outstanding” shall be determined by the number of shares of Common Stock which are Registrable Securities and (1) are then issued and outstanding or (2) are then issuable pursuant to the exercise or conversion of then outstanding and then exercisable options, warrants, Preferred Stock or other convertible securities
               (x) The term “SEC” shall mean the Securities and Exchange Commission.
          (b) Request for Registration.
               (i) Registration Rights. If the Company shall receive at any time after the earlier of (i) three (3) years following the Closing, or (ii) six (6) months after the effective date of the first registration statement for a public offering of securities of the Company (other than a registration statement relating either to the sale of securities to employees of the Company pursuant to a stock option, stock purchase or similar plan or an SEC Rule 145 transaction), a written request from Holders of at least a majority of the Registrable Securities (“Initiating Holders”) requesting that the Company file a registration statement under the Act covering the registration of a portion of the Registrable Securities then outstanding, then, provided that, such request must demand registration of the lesser of (x) 3,000,000 shares of Registrable Securities and (y) such number of shares of Registrable Securities anticipated to have, an aggregate offering price to the public (before deducting any underwriter discounts, commission or concessions) of at least $10,000,000, the Company shall:
                    (1) within fifteen (15) days of the receipt thereof, give written notice of such request to all Holders; and
                    (2) effect as soon as practicable, and in any event within ninety (90) days of the receipt of such request, the registration under the Act of all Registrable Securities which the Holders request to be registered, subject to the limitations of subsection 1(b)(ii), within fifteen (15) days of the mailing of such notice by the Company in accordance with Section 7(e).
               (ii) Underwriting Requirements. If the Initiating Holders intend to distribute the Registrable Securities covered by their request by means of an underwriting, they shall so advise the Company as a part of their request made pursuant to subsection 1(b)(i) and the Company shall include such information in the written notice referred to in subsection 1(b)(i). The underwriter will be selected by a majority in interest of the Initiating Holders, and shall be reasonably acceptable to the Company. In such event, the right of any Holder or other holder of securities of the Company to include securities in such registration shall be conditioned upon such Holder’s or Holders’ participation in such underwriting and the inclusion of such Holder’s or Holders’ securities in the underwriting (unless otherwise mutually agreed by a majority in interest of the Initiating Holders and such Holder or holder) to the extent provided herein. All Holders and other holders of securities of the Company proposing to distribute their securities through such underwriting shall (together with the Company as provided in subsection 1(e)(v)) enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwriting. Notwithstanding any other provision of this Section 1(b), if the underwriter advises the Initiating Holders in writing that marketing factors require a limitation of the number of shares to be underwritten, then the Initiating Holders shall so advise all Holders of Registrable Securities and other holders of registration rights which would otherwise be underwritten pursuant hereto, and the number of securities that may be included in the underwriting on behalf of each Holder or other holder shall be allocated on a pro-rata basis among the selling stockholders according to the total number of Registrable Securities held by each such selling stockholder and entitled to inclusion therein on the basis of a registration rights agreement with the Company; provided, however, that the number of shares of Registrable Securities to be included in such underwriting shall not be reduced unless all other securities are first entirely excluded from the underwriting and registration. For purposes of allocation of securities to be included in any offering, for any selling stockholder which is a partnership, corporation or other entity, the Affiliates, partners (or members) or retired partners (or retired members) of such holder, or the estates and family members of any persons and any trusts for the benefit of any of the foregoing persons shall be deemed to be a single “selling stockholder,” and any pro-rata reduction with respect to such “selling stockholder” shall be based upon the aggregate amount of shares carrying registration rights owned by all entities and individuals included in such “selling stockholder,” as defined in this sentence. To facilitate the allocation of shares in accordance with the above provisions, the Company may round the number of shares allocated to any Holder to the nearest 100 shares.
               (iii) Notwithstanding the foregoing, if the Company shall furnish to Holders requesting a registration statement pursuant to this Section 1(b), a certificate signed by the Chief Executive Officer of the Company stating that in the good faith judgment of the Board of Directors of the Company, it would be seriously detrimental to the Company and its stockholders for such registration statement to be filed and it is therefore essential to defer the filing of such registration statement, the Company shall have the right to defer taking action with respect to such filing; provided, however, that the Company may not utilize this right more than twice in any twelve-month period nor may the Company delay registration statements more than an aggregate of 120 days following receipt of requests from Initiating Holders in any twelve-month period.
               (iv) In addition, the Company shall not be obligated to effect, or to take any action to effect, any registration pursuant to this Section 1(b):
                    (1) After the Company has effected two (2) registrations pursuant to this Section 1(b) and such registrations have been declared or ordered effective;
                    (2) During the period starting with the date sixty (60) days prior to the Company’s good faith estimate of the date of filing of, and ending on a date one hundred eighty (180) days after the effective date of, (x) the Company’s initial registered offering of its securities to the general public (other than a registration statement relating to either the sale of securities to employees of the Company pursuant to a stock option, stock purchase or similar plan or an SEC Rule 145 transaction), (y) a previous registration subject to Section 1(b) hereof or (z) a previous registration subject to Section 1(c) hereof; provided that, the Company is actively employing in good faith reasonable efforts to cause such registration statement to become effective; or

                    (3) If the Initialing Holders propose to dispose of shares of Registrable Securities that may be immediately registered on Form S-3 (or any successor form) pursuant to a request made pursuant to Section 1(d) below (in which case, such Registrable Securities shall be registered pursuant to Section 1(d) below), unless the registration in question is to be underwritten and the managing underwriter is of the opinion that marketing factors would make a registration on Form S-l advisable.
          (c) Company Registration.
               (i) Registration Rights. If (but without any obligation to do so) the Company proposes to register (including for this purpose a registration effected by the Company for stockholders other than the Holders) any of its stock or other securities under the Act in connection with the public offering of such securities solely for cash (other than a registration relating solely to the sale of securities to participants in a Company stock plan, a registration pursuant to a Rule 145 transaction, a registration on any form which does not include substantially the same information as would be required to be included in a registration statement covering the sale of the Registrable Securities or a registration in which the only Common Stock being registered is Common Stock issuable upon conversion of debt securities which are also being registered), the Company shall, at such time, promptly give each Holder written notice of such registration. Upon the written request of each Holder given within fifteen (15) days after mailing of such notice by the Company in accordance with Section 7(e), the Company shall, subject to the provisions of paragraph (ii) below, cause to be registered under the Act all of the Registrable Securities that each such Holder has requested to be registered.
               (ii) Underwriting Requirements. In connection with any offering involving an underwriting of shares of the Company’s capital stock, the Company shall not be required under this Section 1(c) to include any of the Holders’ securities in such underwriting unless they accept the terms of the underwriting as agreed upon between the Company and the underwriters selected by it (or by other persons entitled to select the underwriters), and then only in such quantity as the underwriters determine in their sole discretion will not jeopardize the success of the offering by the Company. If the total amount of securities, including Registrable Securities, requested by stockholders to be included in such offering exceeds the amount of securities sold other than by the Company that the underwriters determine in their sole discretion is compatible with the success of the offering, then the Company shall be required to include in the offering only that number of such securities, including Registrable Securities, which the underwriters determine in their sole discretion will not jeopardize the success of the offering, but in no event shall the amount of Registrable Securities of the selling Holders included in the offering be reduced below ten percent (10%) of the total amount of securities included in such offering, unless such offering is the initial public offering of the Company’s securities, in which case the Holders may be excluded entirely if the underwriters make the determination described above and no other stockholder’s securities are included. Allocation of securities to be sold in any such offering shall be made on a pro-rata basis among the selling stockholders according to the total number of Registrable Securities held by each such selling stockholder and entitled to inclusion therein on the basis of a registration rights agreement with the Company; provided, however, that the number of shares of Registrable Securities to be included in such offering shall not be reduced unless all other securities (other than shares to be issued by the Company) are first entirely excluded from the offering. For purposes of allocation of securities to be included in any offering, for any selling stockholder which is a partnership, corporation or other entity, the Affiliates, partners (or members) or retired partners (or retired members) of such holder, or the estates and family members of any persons and any trusts for the benefit of any of the foregoing persons shall be deemed to be a single “selling stockholder,” and any pro-rata reduction with respect to such “selling stockholder” shall be based upon the aggregate amount of shares carrying registration rights owned by all entities and individuals included in such “selling stockholder,” as defined in this sentence.
          (d) Form S-3 Registration. In case the Company shall receive from Holders of the lesser of (x) at least 3,000,000 shares of Registrable Securities and (y) such number of shares of Registrable Securities anticipated to have an aggregate offering price to the public (before deducting any underwriter discounts, commissions or concessions) of at least $2,000,000, a written request or requests that the Company effect a registration on Form S-3 and any related qualification or compliance with respect to all or a part of the Registrable Securities owned by such Holder or Holders, the Company will:
               (i) promptly give written notice of the proposed registration, and any related qualification or compliance, to all other Holders; and
               (ii) as soon as practicable, effect such registration and all such qualifications and compliances as may be so requested and as would permit or facilitate the sale and distribution of all or such portion of such Holder’s or Holders’ Registrable Securities as are specified in such request, together with all or such portion of the Registrable Securities of any other Holder or Holders joining in such request as are specified in a written request given within fifteen (15) days after receipt of such written notice from the Company; provided, however, that the Company shall not be obligated to effect any such registration, qualification or compliance, pursuant to this Section 1(d): (1) if Form S-3 is not available for such offering by the Holders; (2) if the Company shall furnish to the Holders a certificate signed by the Chief Executive Officer of the Company stating that in the good faith judgment of the Board of Directors of the Company, it would be seriously detrimental to the Company and its stockholders for such Form S-3 Registration to be effected at such time, in which event the Company shall have the right to defer the filing of the Form S-3 registration statement; provided, however, that the Company shall not utilize this right more than twice in any twelve-month period, nor may the Company delay the filing of Form S-3 registration statements more than an aggregate of 120 days following receipt of the request of the Holder or Holders under this Section 1(d) during any twelve-month period; or (3) if the Company has, within the twelve-month period preceding the date of such request, already effected two (2) or more registrations on Form S-3 for the Holders pursuant to this Section 1(d).
               (iii) Subject to the foregoing, the Company shall file a registration statement covering the Registrable Securities and other securities so requested to be registered as soon as practicable after receipt of the request or requests of the Holders. Registrations effected pursuant to this Section 1(d) shall not be counted as demands for registration or registrations effected pursuant to Sections 1(b) or 1(c), respectively.

          (e) Obligations of the Company. Whenever required under this Section 1 to effect the registration of any Registrable Securities, the Company shall, as expeditiously as reasonably possible:
               (i) Prepare and file with the SEC (and afford one counsel for the selling Holders of Registrable Securities an opportunity to review) a registration statement with respect to such Registrable Securities and use its best efforts to cause such registration statement to become effective, and, upon the request of the Holders of a majority of the Registrable Securities registered thereunder, keep such registration statement effective for a period of up to 120 days or until the distribution contemplated in the Registration Statement has been completed; provided, however, that such 120-day period shall be extended for a period of time equal to the period the Holder refrains from selling any securities included in such registration at the request of an underwriter of Common Stock (or other securities) of the Company.
               (ii) Prepare and file with the SEC (and afford one counsel for the selling Holders of Registrable Securities an opportunity to review) such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as maybe necessary to comply with the provisions of the Act with respect to the disposition of all securities covered by such registration statement.
               (iii) Furnish to the Holders such numbers of copies of a prospectus, including a preliminary prospectus, in conformity with the requirements of the Act, and such other documents as they may reasonably request in order to facilitate the disposition of Registrable Securities owned by them.
               (iv) Use its best efforts to register and qualify the securities covered by such registration statement under such other securities or blue sky laws of such jurisdictions as shall be reasonably requested by the Holders; provided that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions.
               (v) In the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing underwriter of such offering. Each Holder participating in such underwriting shall also enter into and perform its obligations under such an agreement.
               (vi) Notify each Holder of Registrable Securities covered by such registration statement at any time when a prospectus relating thereto is required to be delivered under the Act of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing.
               (vii) Cause all such Registrable Securities registered pursuant hereunder to be listed on each securities exchange on which similar securities issued by the Company are then listed.

               (viii) Provide a transfer agent and registrar for all Registrable Securities registered pursuant hereunder and a CUSIP number for all such Registrable Securities, in each case not later than the effective date of such registration.
               (ix) Make available for reasonable inspection by each seller, any underwriter participating in any distribution pursuant to such registration statement, and any attorney, accountant or other agent retained by such seller or underwriter, all financial and other records, pertinent corporate documents and properties of the Company, and cause the Company’s officers, directors and employees to supply all information reasonably requested by any such seller, underwriter, attorney, accountant or agent in connection with such registration statement.
               (x) Use its best efforts (if the offering is underwritten and at the request of any seller of Registrable Securities), to furnish, at the request of any seller, on the date that Registrable Securities are delivered to the underwriters for sale pursuant to such registration, (1) an opinion of counsel representing the Company for the purposes of registration, addressed to the underwriters, stating that such registration statement has become effective under the Act and that (A) to the best knowledge of such counsel, no stop order suspending the effectiveness thereof has been issued and no proceedings for that purpose have been instituted or are pending or contemplated under the Act, (B) the registration statement, the related prospectus, and each amendment or supplement thereof, comply as to form in all material respects with the Act and the applicable rules and regulations of the SEC thereunder (except that such counsel need express no opinion as to financial statements, the notes thereto, the financial schedules and other financial, numerical, accounting and statistical data contained therein, other than opinions as to the capitalization of the Company) and (C) to such other effects as may reasonably be requested by counsel for the underwriters, and (2) a letter dated such date from the independent public accountants retained by the Company, addressed to the underwriters, stating that they are independent public accountants within the meaning of the Act and that, in the opinion of such accountants, the financial statements of the Company included in the registration statement or the prospectus, or any amendment or supplement thereof, comply as to form in all material respects with the applicable accounting requirements of the Act, and such letter shall additionally cover such other financial matters (including information as to the period ending no more than five business days prior to the date of such letter) with respect to the registration in respect of which such letter is being given, as such underwriters may reasonably request.
               (xi) In the event of any underwritten public offering, cooperate with the Holder requesting registration pursuant to this Section, the underwriters participating in the offering and their counsel in any due diligence investigation reasonably requested by the Holders or the underwriters in connection therewith, and participate, to the extent reasonably requested by the managing underwriter for the offering or the Holders, in efforts to sell the Registrable Securities under the offering (including, without limitation, participating in “roadshow” meetings with prospective investors) that would be customary for underwritten primary offerings of a comparable amount of equity securities by the Company.

          (f) Furnish Information.
               (i) It shall be a condition precedent to the obligations of the Company to take any action pursuant to this Section 1 with respect to the Registrable Securities of any selling Holder that such Holder shall furnish to the Company such information regarding itself, the Registrable Securities held by it, and the intended method of disposition of such securities as shall be reasonably required to effect the registration of such Holder’s Registrable Securities.
               (ii) The Company shall have no obligation with respect to any registration requested pursuant to Section 1(b) or Section 1(d) if, due to the operation of subsection 1(f)(i), the number of shares or the anticipated aggregate offering price of the Registrable Securities to be included in the registration does not equal or exceed the number of shares or the anticipated aggregate offering price required to originally trigger the Company’s obligation to initiate such registration as specified in subsection 1(b)(i) or Section 1(d), whichever is applicable.
          (g) Expenses of Demand. Company or S-3 Registration. All expenses (exclusive of underwriting discounts and commissions and stock transfer taxes) incurred in connection with registrations, filings or qualifications pursuant to this Section 1 including (without limitation) all registration, filing and qualification fees, printers’ and accounting fees, fees and disbursements of counsel for the Company and the reasonable fees and disbursements of one counsel for all selling Holders of Registrable Securities shall be borne by the Company; provided, however, that the Company shall not be required to pay any expenses of a registration under Section 1(b) if such registration has been withdrawn at the request of the Holders and such registration has not been delayed by the Company pursuant to Section 1(b)(iii), unless the Holders of a majority of the Registrable Securities then outstanding agree in writing to forfeit one of the registrations to which the Holders are entitled under Section 1(b).
          (h) Delay of Registration. No Holder shall have any right to obtain or seek an injunction restraining or otherwise delaying any such registration as the result of any controversy that might arise with respect to the interpretation or implementation of this Section 1.
          (i) Indemnification. In the event any Registrable Securities are included in a registration statement under this Section 1:
               (i) To the extent permitted by law, the Company will indemnify and hold harmless each Holder, any underwriter (as defined in the Act) for such Holder and each person, if any, who controls such Holder or underwriter within the meaning of the Act or the 1934 Act, against any losses, claims, damages, or liabilities (joint or several) to which they may become subject under the Act, the 1934 Act or other federal or state law, insofar as such losses, claims, damages, or liabilities (or actions in respect thereof) arise out of or are based upon any of the following statements, omissions or violations (collectively, a “Violation”): (i) any untrue statement or alleged untrue statement of a material fact contained in such registration statement, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto, (ii) the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading, or (iii) any violation or alleged violation by the Company of the Act, the 1934 Act, any state securities law or any rule or regulation promulgated under the Act, the 1934 Act or any state securities law; and the Company will pay to each such Holder, underwriter or controlling person any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability, or action, as such expenses are incurred; provided, however, that the indemnity agreement contained in this subsection 1(i)(i) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability, or action if such settlement is effected without the consent of the Company (which consent shall not be unreasonably withheld), nor shall the Company be liable in any such case for any such loss, claim, damage, liability, or action to the extent that it arises out of or is based upon a Violation which occurs in reliance upon and in conformity with written information furnished expressly for use in connection with such registration by any such Holder, underwriter or controlling person.
               (ii) To the extent permitted by law, each selling Holder will indemnify and hold harmless the Company, each of its directors, each of its officers who has signed the registration statement, each person, if any, who controls the Company within the meaning of the Act, any underwriter, any other Holder selling securities in such registration statement and any controlling person of any such underwriter or other Holder, severally but not jointly, against any losses, claims, damages, or liabilities (joint or several) to which any of the foregoing persons may become subject, under the Act, the 1934 Act or other federal or state law, insofar as such losses, claims, damages, or liabilities (or actions in respect thereto) arise out of or are based upon any Violation, in each case to the extent (and only to the extent) that such Violation occurs in reliance upon and in conformity with written information furnished by such Holder expressly for use in connection with such registration; and each such Holder will pay any legal or other expenses reasonably incurred by any person intended to be indemnified pursuant to this subsection 1(i)(ii), in connection with investigating or defending any such loss, claim, damage, liability, or action; provided, however, that the indemnity agreement contained in this subsection 1(i)(ii) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Holder, which consent shall not be unreasonably withheld; provided that, in no event shall Holder’s cumulative, aggregate liability under this subsection 1(i)(ii) under Section 1(i)(iv), or under such sections together, exceed the gross proceeds received by such Holder (net of underwriters’ discounts and commissions and stock transfer taxes) from the offering out of which such Violation arises.
               (iii) Promptly after receipt by an indemnified party under this Section 1(i) of notice of the commencement of any action (including any governmental action), such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 1(i), deliver to the indemnifying party a written notice of the commencement thereof and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume the defense thereof with one counsel mutually satisfactory to the parties; provided, however, that an indemnified party (together with all other indemnified parties which may be represented without conflict by one counsel) shall have the right to retain one separate counsel, with the fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such proceeding. The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action shall not relieve such indemnifying party of any liability to the indemnified party under this Section 1(i) unless the failure to deliver notice is materially prejudicial to its ability to defend such action. Any omission to so deliver written notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Section 1(i).
               (iv) If the indemnification provided for in this Section 1(i) is held by a court of competent jurisdiction to be unavailable to an indemnified party with respect to any loss, liability, claim, damage, or expense referred to therein, then the indemnifying party, in lieu of indemnifying such indemnified party hereunder, shall contribute to the amount paid or payable by such indemnified party as a result of such loss, liability, claim, damage, or expense in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand, and of the indemnified party on the other, in connection with the statements or omissions that resulted in such loss, liability, claim, damage, or expense as well as any other relevant equitable considerations. The relative fault of the indemnifying party and of the indemnified party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties’ relative intent, knowledge, access to information, and opportunity to correct or prevent such statement or omission.
               (v) Notwithstanding the foregoing, to the extent that the provisions on indemnification and contribution contained in the underwriting agreement entered into in connection with the underwritten public offering are in conflict with the foregoing provisions, the provisions in the underwriting agreement shall control.
               (vi) The obligations of the Company and Holders under this Section 1(i) shall survive the completion of any offering of Registrable Securities in a registration statement under this Section 1, and otherwise.
          (j) Reports under Securities Exchange Act of 1934. With a view to making available to the Holders the benefits of Rule 144 promulgated under the Act and any other rule or regulation of the SEC that may at any time permit a Holder to sell securities of the Company to the public without registration or pursuant to a registration on Form S-3., the Company agrees to:
               (i) make and keep public information available, as those terms are understood and defined in SEC Rule 144, at all times after ninety (90) days after the effective date of the first registration statement filed by the Company for the offering of its securities to the general public;
               (ii) take such action, including the voluntary registration of its Common Stock under Section 12 of the 1934 Act, as is necessary to enable the Holders to utilize Form S-3 for the sale of their Registrable Securities, such action to be taken as soon as practicable after the end of the fiscal year in which the first registration statement filed by the Company for the offering of its securities to the general public is declared effective;
               (iii) file with the SEC in a timely manner all reports and other documents required of the Company under the Act and the 1934 Act; and

               (iv) furnish to any Holder, so long as the Holder owns any Registrable Securities, forthwith upon request (i) a written statement by the Company that it has complied with the reporting requirements of SEC Rule 144 (at any time after ninety (90) days after the effective date of the first registration statement filed by the Company), the Act and the 1934 Act (at any time after it has become subject to such reporting requirements), or that it qualifies as a registrant whose securities may be resold pursuant to Form S-3 (at any time after it so qualifies), (ii) a copy of the most recent annual or quarterly report of the Company and such other reports and documents so filed by the Company, and (iii) such other information as may be reasonably requested in availing any Holder of any rule or regulation of the SEC which permits the selling of any such securities without registration or pursuant to such form.
          (k) Assignment of Registration Rights. The rights to cause the Company to register Registrable Securities pursuant to this Section 1 may be assigned (but only with all related obligations) by a Holder to, (i) in the case of any Holder that is a partnership, limited liability company or corporation, any current and former constituent partners, members, stockholders and Affiliates of that Holder, and (ii) in the case of any Holder, (w) to any other Holder, (x) a transferee or assignee of such securities who, after such assignment or transfer, holds (together with Affiliates) at least 1.000,000 shares of the Company’s outstanding capital stock, or all of such transferring Holder’s shares if a lesser amount is transferred, (y) a transferee or assignee who is a spouse, lineal descendant, father, mother, brother or sister (each, a “Family Member”) of such transferring Holder or (z) or to a trust, the beneficiaries of which are exclusively the Holder and/or Family Members, provided, in each case, that: (a) the Company is, within a reasonable time after such transfer, furnished with written notice of the name and address of such transferee or assignee and the securities with respect to which such registration rights are being assigned; (b) such transferee or assignee agrees in writing to be bound by and subject to the terms and conditions of this Agreement, including without limitation the provisions of Section 1(l) below; and (c) such assignment shall be effective only if immediately following such transfer the further disposition of such securities by the transferee or assignee is restricted under the Act. For the purposes of determining the number of shares of Registrable Securities held by a transferee or assignee of a holder of Registrable Securities, the holdings of affiliated partnerships and other entities, constituent or retired partners or members of such partnerships or other entities (as well as Family Members of such partners or members or spouses who acquire Registrable Securities by gift, will or intestate succession) shall be aggregated together and with such partnership and its affiliated partnerships and other entities; provided that all assignees and transferees who would not qualify individually for assignment of registration rights shall have a single attorney-in-fact for the purpose of exercising any rights, receiving notices or taking any action under this Section 1.
          (l) “Market Stand-Off” Agreement. Each Holder hereby agrees that, during the period of duration specified by the managing underwriter of common stock or other securities of the Company following the effective date of a registration statement for the initial public offering of the Company’s Common Stock filed under the Act, it shall not, to the extent requested by such underwriter, directly or indirectly sell, offer to sell, contract to sell (including, without limitation, any short sale), grant any option to purchase or otherwise transfer or dispose of (other than to donees who agree to be similarly bound) any securities of the Company held by it at any time during such period except Common Stock included in such registration; provided, however, that:

               (i) all officers and directors of the Company enter into similar agreements or are bound by similar agreements with the Company;
               (ii) the Company uses all reasonable efforts to obtain from persons who hold in excess of one percent (1%) of the Company’s outstanding capital stock, a lock-up agreement similar to that set forth in this Section 1(l); and
               (iii) such market stand-off time period shall not exceed one hundred eighty (180) days.
     Each Holder agrees to provide to the other underwriters of any such initial public offering such further agreements as such underwriter may reasonably request in connection with this market stand-off agreement, provided that the terms of such agreements are substantially consistent with the provisions of this Section 1(l). In order to enforce the foregoing covenant, the Company may impose stop-transfer instructions with respect to the Registrable Securities of each Holder (and the shares or securities of every other person subject to the foregoing restriction) until the end of such period.
     Notwithstanding anything to the contrary contained herein, this Agreement shall not restrict Lehman Brothers, J.P. Morgan Chase & Co. or their respective Affiliates from engaging in any brokerage, investment advisory, financial advisory, anti-raid advisory, merger advisory, financing, asset management, trading, market making, arbitrage or other similar activities conducted in the ordinary course of its or its Affiliates’ business, so long as such activities are not conducted with respect to any Registrable Securities.
     Notwithstanding the foregoing, the obligations described in this Section 1 (l) shall not apply to a registration relating solely to employee benefit plans on Form S-1 or Form S-8 or similar forms which may be promulgated in the future, or a registration relating solely to an SEC Rule 145 transaction.
          (m) Termination of Registration Rights. The right of any Holder to request registration or inclusion in any registration pursuant to this Section 1 shall terminate upon the earlier of (i) the date which is five (5) years after the effective date of the first registration statement for an initial public offering of securities of the Company (other than a registration statement relating either to the sale of securities to employees of the Company pursuant to a stock option, stock purchase or similar plan or an SEC Rule 145 transaction) or (ii) such date as (x) a public trading market shall exist for the Company’s Common Stock and (y) all shares of Registrable Securities beneficially owned or subject to Rule 144 aggregation by such Holder may immediately be sold under Rule 144 (without regard to Rule 144(k)) during any 90-day period, provided that such Holder is not then an “affiliate” of the Company within the meaning of Rule 144 and such Holder’s shares represent less than 1% of the Company’s outstanding capital stock.

     2. Covenants.
          (a) Information and Inspection Rights.
               (i) The Company shall deliver to each holder of at least five hundred thousand (500,000) shares of Preferred (or Common Stock issuable upon conversion thereof; subject to appropriate adjustments for stock splits, stock dividends, combinations and other recapitalizations) (each, a “Major Holder”):
                    (1) as soon as practicable, but in any event within one hundred twenty (120) days after the end of each fiscal year of the Company, an income statement for such fiscal year, a balance sheet of the Company and statement of stockholders’ equity as of the end of such year, and a statement of cash flows for such year, such year-end financial reports to be in reasonable detail, prepared in accordance with generally accepted accounting principles (“GAAP”), and audited and certified by independent public accountants of nationally recognized standing selected by the Company;
                    (2) as soon as practicable, but in any event within forty-five (45) days after the end of each quarter of each fiscal year of the Company, an unaudited profit or loss statement, a statement of cash flows for such fiscal quarter and an unaudited balance sheet as of the end of such fiscal quarter;
                    (3) at the time of delivery of each statement pursuant to Section 2(a)(2), a management narrative report explaining all significant variances from forecasts and all significant current developments in staffing, marketing, sales and operations;
                    (4) no later than 10 days subsequent to board approval of such documents, (consolidated) capital and operating expense budgets, cash flow projections and income and loss projections for the Company (and its subsidiaries, if any) in respect of such fiscal year, all itemized in reasonable detail and prepared on a monthly basis, and promptly after preparation, any revisions of the foregoing;
                    (5) promptly following receipt by the Company, each audit response letter, accountants management letter and other written report submitted to the Company by its independent public accountants in connection with an annual or interim audit of the books of the Company or any of its subsidiaries;
                    (6) promptly after the commencement thereof, notice of all actions, suits, claims, proceedings, investigations and inquiries that could materially adversely affect the Company or any of its subsidiaries, if any;
                    (7) promptly upon sending, making available or filing the same, all press releases, reports and financial statements that the Company sends or makes available to its stockholders or directors or files with the SEC; and
                    (8) such other information relating to the financial condition, business, prospects or corporate affairs of the Company as the Holder or any assignee of the Holder may from time to time request, provided, however, that the Company shall not be obligated under this subsection (a)(i)(8) or any other subsection of Section 2(a) to provide information which it deems in good faith to be a trade secret or similar confidential information unless the Holder or assignee receiving such information shall have first entered into a confidentiality agreement acceptable in form and substance to the Company.
               (ii) The Company shall afford each Major Holder, at the principal offices of the Company, reasonable access to material documents of the Company and rights to examine the books and records of the Company and to inspect the facilities and offices of the Company, upon at least five (5) days notice in advance of such visit to the Company from such Major Holder specifying which documents, offices and facilities such Major Holder wishes to inspect and the purpose of such inspection, but in any event not more than once every fiscal quarter.
               (iii) The Company shall deliver to each holder of at least three million (3,000,000) shares of Preferred (or Common Stock issuable upon conversion thereof; subject to appropriate adjustments for stock splits, stock dividends, combinations and other recapitalizations) copies of any materials distributed to members of the Board of Directors in connection with any meeting of the Board of Directors as and when distributed to such persons by the Company.
          (b) Termination of Covenants. The covenants set forth in Section 2(a) shall terminate and be of no further force or effect when the sale of securities pursuant to a registration statement filed by the Company under the Act in connection with the first firm commitment underwritten offering of its securities to the general public is consummated or when the Company first becomes subject to the periodic reporting requirements of Sections 12(g) or 15(d) of the 1934 Act, whichever event shall first occur.
          (c) Right to Maintain Proportionate Ownership.
               (i) In the event the Company desires to sell and issue shares of its capital stock or rights, options or other securities exercisable for or convertible into shares of its capital stock (directly or indirectly) and whether or not such right or option is immediately exercisable or convertible (“Shares”), then the Company shall first notify each Holder of the material terms of the proposed sale and shall permit such Holders to acquire, at the time of consummation of such proposed issuance and sale and on such terms as are specified in the Company’s notice pursuant hereto, such number of Shares proposed for issuance and sale as would be required to enable each to maintain its voting and ownership rights in the Company following such issuance, on an as-converted, fully-diluted percentage basis, at a level maintained by it immediately prior to such proposed issuance. Each Holder shall have thirty (30) days after the date of any such notice to elect by notice to the Company to purchase any such Shares on such terms and at the time the proposed sale is consummated. If any Holder does not agree to purchase its full allotment of such Shares within such 30-day period (including by operation of a waiver under Section 7(g)), the Company shall notify each Holder that has elected to purchase its full allotment of such Shares of the number of Shares that were not subscribed for. Each such Holder shall then have ten (10) days to elect by notice to the Company to purchase its pro rata portion of the remaining Shares not purchased by such non-purchasing Holders. For the purposes of determining the number of Shares held by a transferee or assignee of Shares, the holdings of Affiliates, partners (or members) or retired partners

(or retired members) of such assigning or transferring Holder, or the estates and family members of any persons and any trusts for the benefit of any of the foregoing persons shall be aggregated together with such assigning or transferring Holder; provided that all assignees and transferees who would not qualify individually for assignment of rights hereunder shall have a single attorney-in-fact for the purpose of exercising any rights, receiving notices or taking any action under this Section 2(c).
               (ii) The right to maintain proportionate ownership set forth in this Section 2(c) shall not be applicable:
                    (1) to the issuance or sale of shares (or options or warrants therefor) to officers, directors, employees, advisors, contractors or consultants, or to other providers of goods, services, technology, distribution channels or marketing opportunities pursuant to a stock purchase agreement, stock grant, option plan or purchase plan or other stock incentive program or arrangement approved by the Compensation Committee of the Board of Directors, or, in the absence of such a committee, the Company’s Board of Directors;
                    (2) to or after consummation of a bona fide, firm commitment underwritten public offering of shares of Common Stock, at a per share public offering price as shown on the cover page of the final prospectus relating to such offering (prior to underwriter discounts, commissions, concessions and expenses) of at least $2.50 (as adjusted for stock splits, stock dividends, combinations and the like), registered under the Act pursuant to a registration statement on Form S-1 or SB-2, which results in aggregate gross proceeds to the Company of at least $25,000,000 (a “Qualified IPO”);
                    (3) to the issuance of securities pursuant to currently outstanding options, warrants, notes, or other rights to acquire securities of the Company;
                    (4) to the issuance of shares upon conversion of the Series A Preferred, Series B Preferred, Series C Preferred, Series C-1 Preferred, Series D Preferred or Series E Preferred that is outstanding immediately following the closing under the Purchase Agreement;
                    (5) to the issuance of securities in connection with a bona fide business acquisition of or by the Company approved by the Board of Directors, whether by merger, consolidation, sale of assets, sale or exchange of stock or otherwise;
                    (6) to the issuance of securities to financial institutions, landlords or lessors in connection with commercial credit arrangements, real property leases, equipment financings or similar transactions undertaken for other than equity financing purposes (not to exceed 1,275,000 shares in the aggregate, excluding any shares issued or issuable to DoubleClick, Inc. (“DoubleClick”) in connection with a Master Alliance Agreement between DoubleClick and the Company); or
                    (7) to the issuance of securities in connection with any stock split, stock dividend or recapitalization by the Company.

               (iii) The right to maintain proportionate ownership set forth in this Section 2(c) shall terminate immediately prior to the consummation of, and shall not be applicable with respect to, a Qualified IPO.
          (d) Right of First Refusal. In the event that any Founder proposes to offer any Shares for sale or transfer to a third party (other than any transfer or a sale of shares, that, when aggregated with all shares previously transferred by such Founder and not subject to the right of first refusal provisions of this Section 2(d), do not exceed 10% of the aggregate Shares held by such Founder on the date hereof (such transfer, an “Exempt Transfer”)), the Founder proposing to offer such Shares (the “Offering Founder”) shall make an offering of such Shares to the Company (first) and the Holders (second) prior to any transfer to any such third party, in accordance with the following provisions:
               (i) The Offering Founder shall deliver a notice in accordance with Section 7(e) (a “Transfer Notice”) to the Company stating (i) its bona fide intention to offer such Shares, (ii) the number of such Shares to be offered and (iii) the price and terms, if any, upon which it proposes to offer such Shares.
               (ii) Within fifteen (15) days after giving of the Transfer Notice to the Company, the Company may elect to purchase by delivering notice of such election to the Offering Founder, at the price and on the terms specified in the Transfer Notice, all, but not less than all, of the Shares proposed to be offered.
               (iii) If the Company does not elect to purchase all of the shares proposed to be offered within the fifteen (15) day period specified in Section 2(d)(ii), the Offering Founder shall then deliver a Transfer Notice to each Holder.
               (iv) Within fifteen (15) days after giving of the Transfer Notice to the Holders, each Holder may elect to purchase by delivering notice of such election to the Offering Founder that number of Shares equal to the product obtained by multiplying the number of Shares to be offered by a fraction, (x) the numerator of which shall be the number of shares of Common Stock (on a fully-diluted, as-convened basis) at the time owned by such Holder and (y) the denominator of which shall be the number of shares of Common Stock (on a fully-diluted, as-converted basis) at the time owned by all Holders. If any Holder does not agree to purchase its full allotment of such Shares within such 15-day period, the Company shall notify each Holder which elects to purchase its full allotment of such Shares of the number of Shares that were not subscribed for, Each such Holder shall then have ten (10) days to elect by notice to the Company to purchase its pro rata portion of the remaining Shares not purchased by such non-purchasing Holders.
               (v) If all Shares referred to in the Notice are not elected to be purchased as provided in subsection 2(d)(ii) and 2(d)(iv) hereof, then, subject to Section 2(e), the Offering Founder may, within a sixty (60) day period following the expiration of the period provided in subsection 2(d)(iv) hereof, offer the remaining unsubscribed portion of such Shares to any person or persons at a price not less than, and upon terms no more favorable to the offeree, than those specified in the Notice. If the Offering Founder does not enter into an agreement for the sale of such Shares within such period, or if such agreement is not consummated within thirty (30) days of the execution thereof, the right provided hereunder shall be deemed to be revived and such Shares shall not be offered unless first reoffered to the Company and the Holders in accordance with this Section 2(d).
          (e) Co-Sale Rights.
               (i) Notice of Transfer. If a Founder (a “Selling Founder”) receives one or more bona fide offers or otherwise undertakes to effect any transaction that would result in the transfer of Shares held by such Selling Founder (including a sale to which Section 2(d) may apply, other than a sale to the Company or a Holder or Holders pursuant to the exercise of rights under Section 2(d)) (collectively, a ''Purchase Offer”), from any person to purchase from the Selling Founder any of such Selling Founder’s Shares upon specific terms and conditions (including a specified purchase price payable in cash or other property), then the Selling Founder shall promptly notify each Holder in writing, in accordance with Section 7(e), of the terms and conditions of such Purchase Offer (a “Disposition Notice”), which notice, to the extent applicable, may be the same as the Transfer Notice.
               (ii) Grant of Right. To the extent that a Holder has not exercised its right of first offer set forth in Section 2(d) hereof, such Holder shall have the right, exercisable upon written notice to the Selling Founder within thirty (30) business days after effectiveness of the Disposition Notice of the Purchase Offer, to participate in the Selling Founder’s sale of the Shares pursuant to the specified terms and conditions of such Purchase Offer. To the extent a Holder exercises such right of participation in accordance with the terms and conditions set forth below, the number of Shares that the Selling Founder may sell pursuant to such Purchase Offer shall be correspondingly reduced. The right of participation of the Holders shall be subject to the following terms and conditions:
                    (1) Each Holder may sell all or any part of that number of Shares equal to the product obtained by multiplying the aggregate number of Shares covered by the Purchase Offer by a fraction, (x) the numerator of which shall be the number of shares of Common Stock (on an as-converted, fully-diluted basis) at the time owned by such Holder and (y) the denominator of which shall be the number of shares of Common Stock (on an as-converted, fully-diluted basis) then outstanding.
                    (2) Each Holder may effect its participation in the sale by delivering to the Selling Founder, for transfer to the purchase offerer, one or more certificates, properly endorsed for transfer, that represents the number of Shares that such Holder elects to sell pursuant to this Section 2(e).
                    (3) To the extent that any prospective purchaser or purchasers prohibit such exercise of co-sale right or otherwise refuses to purchase Shares from a Holder exercising its co-sale right hereunder, the Selling Founder shall not sell to such prospective purchaser or purchasers any Shares unless and until, simultaneously with such sale, the Selling Founder shall purchase such Shares from such Holder for the same consideration and on the same terms and conditions as the proposed transfer described in the Disposition Notice.

               (iii) Mechanics of Transfer. The stock certificates that the Holders deliver to the Selling Founder pursuant to Section 2(e)(ii) shall be transferred by such Selling Founder to the purchase offeror in consummation of the sale of the Selling Founder’s Shares pursuant to the terms and conditions specified in the Disposition Notice, and the Selling Founder shall promptly thereafter remit to each Holder that portion of the sale proceeds to which such Holder is entitled by reason of its participation in such sale. In the event that less than all the shares represented by such a stock certificate are sold pursuant to Section 2(e)(ii), the Selling Founder shall instruct the Company to issue a new certificate to the Holder representing the shares not sold.
               (iv) No Effect on Subsequent Rights. The exercise or non-exercise of the rights of any Holder hereunder to participate in one or more sales of the Selling Founders Shares made by a Selling Founder shall not adversely affect the Holder’s rights to participate in subsequent sales of Shares by a Selling Founder.
          (f) Prohibited Founder Transfers. Exclusions from and Expiration of Co-Sale Rights and Rights of First Refusal.
               (i) Agreement Not to Transfer. Any attempt by a Founder to transfer any Shares in violation of Section 2(d) or 2(e) shall be void and the Company agrees that it will not effect such a transfer nor will it treat any alleged transferee as the holder of such shares without the written consent of a majority in interest of the Holders.
               (ii) Repurchase. In the event that a Founder should sell any Shares in contravention of the participation rights of the Company or the Holders under Section 2(d) or 2(e) (a “Prohibited Founder Transfer”), each Holder shall have the option to sell to such Founder a number of Shares equal to such Holder’s pro rata share (as determined pursuant to Section 2(e)(ii)(l) above), provided that, the date of the Disposition Notice shall be understood to mean the date of the Prohibited Founder Transfer, on the following terms and conditions:
                    (1) The price per share at which such Shares are to be sold to such Founder shall be equal to the price per share paid by the third-party purchaser or purchasers of the Shares (the “Contingent Purchaser”) to such Founder.
                    (2) Such Holder shall deliver to such Founder within ninety (90) days after such Holder has received notice from such Founder or otherwise become aware of the Prohibited Founder Transfer, the certificate or certificates representing Shares to be sold, each certificate to be properly endorsed for transfer.
                    (3) Such Founder shall, immediately upon receipt of the certificates for the Shares, pay the aggregate purchase price therefore, by certified check or bank draft made payable to the order of such Holder, and shall reimburse such Holder for any reasonable additional expenses, including legal fees and expenses, incurred in effecting such purchase and sale.
               (iii) Exclusions. The participation rights of the Holders set forth in Sections 2(d) and 2(e) shall not pertain or apply to (i) any pledge of a Founder’s Shares made by a Founder that creates only a security interest, (ii) any transfer to the ancestors, descendants or spouse of a Founder or to trusts for the benefit of such persons or such Founder or (iii) any bona fide gift; provided that, the pledgee, transferee or donee shall furnish the Holders with a written agreement to be bound by and comply with all provisions of this Agreement applicable to the Holders.
               (iv) Expiration. The provisions of Section 2(d) and 2 (e) shall terminate as to any Series A Preferred, Series B Preferred, Series C Preferred, Series C-1 Preferred, Series D Preferred or Series E Preferred immediately prior to the closing of a Qualified IPO,
          (g) Series E Purchaser Right of First Offer. Except to the extent such transaction or series of related transactions constitutes a Liquidation Event as defined in the Company’s Amended and Restated Certificate of Incorporation, in the event that any Holder proposes to offer any Shares for sale or transfer to a third party, the Holder proposing to offer such Shares (the “Offering Holder”) shall make an offering of such Shares to the Series E Purchasers prior to any transfer to any such third party, in accordance with the following provisions:
               (i) The Offering Holder shall deliver a Transfer Notice in accordance with Section 7(e) to each Series E Purchaser stating (i) its bona fide intention to offer such Shares, (ii) the number of such Shares to be offered and (iii) the price and terms, if any, upon which it proposes to offer such Shares.
               (ii) Within fifteen (15) days after giving of the Transfer Notice to the Series E Purchasers, each Series E Purchaser may elect to purchase, by delivering notice of such election to the Offering Holder, that number of Shares equal to the product obtained by multiplying the number of Shares to be offered by a fraction, (x) the numerator of which shall be the number of shares of Common Stock (on a fully-diluted, as-converted basis) at the time owned by such Series E Purchaser and (y) the denominator of which shall be the number of shares of Common Stock (on a fully-diluted, as-converted basis) at the time owned by all Series E Purchasers. If any Series E Purchaser does not agree to purchase its full allotment of such Shares within such 15-day period, the Offering Holder shall notify each Series E Purchaser which elects to purchase its full allotment of such Shares of the number of Shares that were not subscribed for. Each such Series E Purchaser shall then have ten (10) days to elect by notice to the Offering Holder to purchase its pro rata portion of the remaining Shares not purchased by such non-purchasing Series E Purchasers.
               (iii) If all Shares referred to in the Transfer Notice are not elected to be purchased as provided in subsection 2(g)(ii) hereof, then the Offering Holder may, within a sixty (60) day period following the expiration of the period provided in subsection 2(g)(ii) hereof, offer all of such Shares referred to in the Transfer Notice to any person or persons at a price not less than, and upon terms no more favorable to the offeree, than those specified in the Transfer Notice. If the Offering Holder does not enter into an agreement for the sale of such Shares within such period, or if such agreement is not consummated within thirty (30) days of the execution thereof, the right provided hereunder shall be deemed to be revived and such Shares shall not be offered unless first reoffered to the Series E Purchasers in accordance with this Section 2(g).
               (iv) Exclusions. The participation rights of the Series E Purchasers set forth in this Section 2(g) shall not pertain or apply to any transfer, (i) in the case of a Holder that is a partnership, limited liability company or corporation, to any current and former constituent parties, members, stockholders and Affiliates of that Holder, or (ii) in the case of any other Holders, to Family Members of such Holder or to a trust the beneficiaries of which are exclusively the Holder and/or Family Members of the Holder; provided that, the transferee shall furnish the Company and the Series E Purchasers with a written agreement to be bound by and shall comply with all provisions of this Agreement applicable to the Holders.
               (v) The provisions of this Section 2(g) shall terminate immediately prior to the closing of a Qualified IPO.
          (h) Prohibited Holder Transfers.
               (i) Agreement Not to Transfer. Any attempt by a Holder to transfer any Shares in violation of Section 2(g) shall be void and the Company agrees that it will not effect such a transfer nor will it treat any alleged transferee as the holder of such shares without the written consent of a majority in interest of the Series E Purchasers.
               (ii) Repurchase. In the event that a Holder should sell any Shares in contravention of the right of first offer of the Series E Purchasers under Section 2(g) (a “Prohibited Holder Transfer”), each Series E Purchaser shall have the option to sell to such Holder a number of Shares equal to such Series E Purchaser’s pro rata share (as determined pursuant to Section 2(g)(ii) above), provided that, the date of the Transfer Notice shall be understood to mean the date of the Prohibited Holder Transfer, on the following terms and conditions:
               (1) The price per share at which such Shares are to be sold to such Holder shall be equal to the price per share paid by the Contingent Purchaser to such Holder.
               (2) Such Series E Purchaser shall deliver to such Holder within ninety (90) days after such Series E Purchaser has received notice from such Holder or otherwise become aware of the Prohibited Holder Transfer, the certificate or certificates representing Shares to be sold, each certificate to be properly endorsed for transfer.
               (3) Such Holder shall, immediately upon receipt of the certificates for the Shares, pay the aggregate purchase price therefore, by certified check or bank draft made payable to the order of such Series E Purchaser, and shall reimburse such Series E Purchaser for any reasonable additional expenses, including legal fees and expenses, incurred in effecting such purchase and sale.
     3. Voting.
          (a) Board Composition. During the term of this Section 3 and subject to Section 5 of Article IV(B) of the Company’s Seventh Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”) and the relevant sections of the Company’s Bylaws (if any), each Holder and each Founder agrees to vote all Shares now or hereafter directly or indirectly acquired (of record or beneficially) by such Holder or Founder, in such manner as may be necessary to elect (and maintain in office) as members of the Company’s Board of Directors, the following individuals:

               (i) one (1) individual designated by the J.P. Morgan Purchasers (as indicated on the signature pages hereto) from time to time; provided that, the J.P. Morgan Purchasers continue to hold at least 1,000,000 shares of Preferred (or Common Stock issuable upon conversion thereof) (as adjusted for stock splits, stock dividends, combinations and the like);
               (ii) one (1) individual designated by the Accel Purchasers (as indicated on the signature pages hereto) from time to time, provided that, the Accel Purchasers continue to hold at least 1,000,000 shares of Preferred (or Common Stock issuable upon conversion thereof) (as adjusted for stock splits, stock dividends, combinations and the like);
               (iii) one (1) individual designated by the Adams Street Purchasers (as indicated on the signature pages hereto) from time to time, provided that, the Adams Street Purchasers continue to hold at least 1,000,000 shares of Preferred (or Common Stock issuable upon conversion thereof) (as adjusted for stock splits, stock dividends, combinations and the like);
               (iv) one (1) individual designated by the Topspin Purchasers (as indicated on the signature pages hereto) from time to time, provided that, the Topspin Purchasers continue to hold at least 750,000 shares of Preferred (or Common Stock issuable upon conversion thereof) (as adjusted for stock splits, stock dividends, combinations and the like);
               (v) one (1) individual designated by Citadel Equity Fund Ltd. or its affiliates (“Citadel”), who shall initially be a member of the senior executive management of Citadel; provided that, Citadel or its Affiliates continue to hold at least 3,000,000 shares of Preferred (or Common Stock issuable upon conversion thereof) (as adjusted for stock splits, stock dividends, combinations and the like);
               (vi) two (2) individuals designated by the holders of a majority of the Common Stock and acceptable to a majority of the members of the Company’s Board of Directors other than those designated pursuant to this Section 3(a)(vi);
               (vii) that number of individuals as required to elect the remaining number of directors authorized to be elected as a director pursuant to the Company’s Bylaws or Certificate of Incorporation, designated by the holders of a majority of the Preferred and the Common Stock, voting together as a single class.
     The individuals designated pursuant to clauses (i) and (ii) above shall be the directors elected by the holders of the Series A Preferred pursuant to Section 5(g) of Article IV(B) of the Company’s Certificate of Incorporation, the individual designated pursuant to clause (iii) above shall be the director elected by the holders of the Series C Preferred pursuant to Section 5(g) of Article IV(B) of the Company’s Certificate of Incorporation, the individual designated pursuant to clause (iv) above shall be the director elected by the holders of Series D Preferred pursuant to Section 5(g) of Article IV(B) of the Company’s Certificate of Incorporation and the individual designated pursuant to clause (v) above (the “Series E Director”) shall be the director elected by the holders of the Series E Preferred pursuant to Section 5(g) of Article IV(B) of the Company’s Certificate of Incorporation. The Company shall provide that the Series E Director designated pursuant to this Section 3 is appointed to the compensation committee of the Board of Directors. For purposes of this

     Agreement: (i) any individual who is designated for election to the Company’s Board of Directors pursuant to the foregoing provisions of this Section 3(a) is hereinafter referred to as a “Board Designee”; and (ii) any individual, entity, or group of individuals and/or entities who has the right to designate one or more Board Designees for election the Company’s Board of Directors pursuant to the foregoing provisions of this Section 3(a) is hereinafter referred to as a “Designator” or as “Designators,” as applicable.
          (b) Changes in Board Designees. From time to time during the term of this Agreement, a Designator or Designators shall, in their sole discretion, have the sole right to:
               (i) elect to remove from the Company’s Board of Directors any incumbent Board Designee who occupies a Board seat for which such Designator or Designators are entitled to designate the Board Designee under Section 3(a); and/or
               (ii) designate a new Board Designee for election to a Board seat for which such Designator or Designators are entitled to designate the Board Designee under Section 3(a) (whether to replace a prior Board Designee or to fill a vacancy in such Board seat); provided that, such removal and/or designation of a Board Designee is approved in a writing signed by Designators who are entitled to designate such Board Designee under Section 3(a), in which case such election to remove a Board Designee and/or elect a new Board Designee will be binding on all such Designators. In the event of such a removal and/or designation of a Board Designee under this Section 3(b)(ii), the Holders and the Founders shall vote their shares of the Company’s capital stock as provided in Section 3(a) to cause: (a) the removal from the Company’s Board of Directors of the Board Designee or Designees so designated for removal by the appropriate Designator or Designators; and (b) the election to the Company’s Board of Directors of any new Board Designee or Designees so designated for election to the Company’s Board of Directors by the appropriate Designator or Designators.
               (iii) Notwithstanding anything to the contrary in this Section 3, if a Board Designee designated pursuant to Section 3(a)(vi) who is an employee of the Company subsequently ceases to be an employee of the Company, such Board Designee may be removed from the Company’s Board of Directors by the holders of a majority of the Preferred and the Common Stock, voting together as a single class. If such a Board Designee is so removed, the Designators entitled to designate such Board Designee may designate a new Board Designee for election to the Company’s Board of Directors in accordance with Sections 3(a)(vi) and 3(b)(ii).
          (c) Notice. The Company shall promptly give each of the Holders and the Founders written notice of any change in composition of the Company’s Board of Directors and of any proposal by a Designator or Designators to remove or elect a new Board Designee.
          (d) Further Assurances. Each of the Holders, each of the Founders and the Company agree not to vote any shares of Company capital stock, or to take any other actions, that would in any manner defeat, impair, be inconsistent with or adversely affect the stated intentions of the parties under Section 3 of this Agreement.

          (e) Term. The provisions of this Section 3 shall commence on the Closing and shall terminate upon the consummation of a Qualified IPO.
     4. Regulatory Matters.
          (a) Cooperation of Stockholders. Each Holder and each Founder agrees to cooperate with the Company in all reasonable respects in complying with the terms and provisions of the letter agreements (i) between the Company and JP Morgan Partners (SBIC), LLC (“JP Morgan SBIC”) and (ii) between the Company and vSpring SBIC, L.P. (“vSpring”), copies of which are attached to the Purchase Agreement as Exhibit G and Exhibit H, respectively, regarding regulatory matters (the “Regulatory Side Letters”), including without limitation, voting to approve amending the Company’s Certificate of Incorporation, the Company’s by-laws or this Agreement in a manner reasonably acceptable to the Holders, Founders, JP Morgan SBIC, vSpring or any Affiliate of JP Morgan SBIC or vSpring entitled to make such request pursuant to the Regulatory Side Letters in order to remedy a Regulatory Problem (as defined in the relevant Regulatory Side Letter). Anything contained in this Section 4(a) to the contrary notwithstanding, no Holder or Founder shall be required under this Section 4(a) to take any action that would adversely affect in any material respect such Holder or Founder’s rights under this Agreement or as a stockholder of the Company.
          (b) Covenant not to Amend. The Company and each Holder and Founder agree not to amend or waive the voting or other provisions of the Company’s Certificate of Incorporation, the Company’s By-laws or this Agreement if such amendment or waiver would cause any Regulated Holder to have a Regulatory Problem (as defined in the relevant Regulatory Side Letter). Each of JP Morgan SBIC and vSpring agree to notify the Company as to whether or not it would have a Regulatory Problem promptly after such party has notice of such amendment or waiver.
     5. HSR. The Company will reimburse the Holders for all expenses, including filing fees and attorney fees, incurred in connection with any necessary Hart Scott Rodino filings with respect to this financing and any future financing transactions involving the Company.
     6. Observer Rights. Each of Lehman Brothers Venture Partners L.P., vSpring and Citadel shall have the right to designate one individual as an observer at all meetings of the Board of Directors of the Company and any committees thereof, and to receive any materials distributed to members of the Board of Directors or of such committees, as the case may be, as and when distributed to such persons by the Company. The Company will reimburse the reasonable out-of-pocket expenses incurred by the observer in connection with attending any such meeting.
     7. Miscellaneous.
          (a) Successors and Assigns. Except as otherwise provided herein, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties (including transferees of any shares of Registrable Securities). Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

          (b) Governing Law. This Agreement shall be governed by and construed under the laws of the State of Delaware as applied to agreements among Delaware residents entered into and to be performed entirely within Delaware.
          (c) Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
          (d) Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.
          (e) Notices. All notices and other communications required or permitted hereunder shall be in writing, shall be effective when given, and shall in any event be deemed to be given upon receipt or, if earlier, (a) five (5) days after deposit with the U.S. Postal Service or other applicable postal service, if delivered by first class mail, postage prepaid, (b) upon delivery, if delivered by hand, (c) one (1) business day after the business day of deposit with Federal Express or similar overnight courier, freight prepaid or (d) upon confirmation of receipt, if delivered by facsimile or electronic (email) transmission, and shall be addressed (i) if to a Purchaser, at such Purchaser’s address as set forth beneath its signature to this Agreement and (ii) if to the Company, at the address of its principal corporate offices (attention: Chief Financial Officer), or at such other address as a party may designate by ten (10) days’ advance written notice to the other party pursuant to the provisions above.
          (f) Expenses. Except as otherwise provided herein, if any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorneys’ fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled.
          (g) Amendments and Waivers. Except as otherwise specified, any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of (i) the Company, (ii) the holders of a majority of the Registrable Securities then outstanding and (iii) the holders of a majority of the Series E Preferred (or Common Stock issued upon conversion of the Series E Preferred) (with respect to (iii), the “Series E Consent”); provided that (A) adding new parties to this Agreement or the proportionate adjustments in rights that would result from adding new parties (including proportionate waivers of preemptive rights under Section 2(c) obtained in connection with adding such parties to the Agreement) shall not be deemed to be amendments requiring the Series E Consent and (B) no amendment shall be effective to the extent it disproportionately and adversely affects any class or series of equity securities vis-a-vis any other class or series, unless such amendment is approved by the holders of a majority in interest of the securities adversely affected. Any amendment or waiver effected in accordance with this paragraph shall be binding upon each holder of any Registrable Securities then outstanding, each future holder of all such Registrable Securities, and the Company. Notwithstanding the foregoing, the consent of Founders holding a majority of the total number of shares held by the Founders shall be required for any amendment of Sections 2(d)-2(f) which adversely affects the Founders; the consent of the J.P. Morgan Purchasers shall be required for any amendment of this Agreement that affects the manner in which the director seat provided for in clause (i) of Section 3(a) hereof is designated or for any amendment of Section 4; the consent of the Accel Purchasers shall be required for any amendment of this Agreement that affects the manner in which the director seat provided for in clause (ii) of Section 3(a) hereof is designated; the consent of the Adams Street Purchasers shall be required for any amendment of this Agreement that affects the manner in which the director seat provided for in clause (iii) of Section 3(a) hereof is designated; the consent of the Topspin Purchasers shall be required for any amendment of this Agreement that affects the manner in which the director seat provided for in clause (iv) of Section 3(a) hereof is designated; the consent of vSpring shall be required for any amendment of Sections 4 or 6 of this Agreement; the consent of Citadel shall be required for any amendment of this Agreement that affects the manner in which the director seat provided for in clause (v) of Section 3(a) hereof is designated or the provisions of Section 6 of this Agreement; and the consent of the holders of a majority of the Common Stock and a majority of the members of the Company’s Board of Directors other than those designated pursuant to Section 3(a)(vi) shall be required for any amendment of this Agreement that affects the manner in which the director seats provided for in clause (vi) of Section 3(a) hereof are designated.
          (h) Aggregation of Stock. All shares of the Series A Preferred, Series B Preferred, Series C Preferred, Series C-l Preferred, Series D Preferred and Series E Preferred held or acquired (or Common Stock issuable upon conversion thereof) by entities, partnerships, former partnerships or persons affiliated with a Holder or Family Members of such Holder, or trusts the beneficiaries of which are affiliated entities or persons and/or Family Members of such Holder shall be aggregated together for the purpose of determining the availability or discharge of any rights of such Holder under this Agreement. Any such affiliated group shall be entitled to designate one person as representative of such group for the purpose of exercising any right or undertaking any obligation of such group hereunder, and the Company shall be entitled to rely on the representative for such purposes.
          (i) Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provision shall be excluded from this Agreement and the balance of the Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.
          (j) Entire Agreement. This Agreement (including the Exhibits hereto, if any) constitutes the full and entire understanding and Agreement between the parties with regard to the subjects hereof and thereof.
          (k) Waiver of Right to Maintain Proportionate Ownership. By execution of this Agreement, each Prior Purchaser and Founder, on behalf of itself and each of the other Prior Purchasers and Founders, hereby waives the Right to Maintain Proportionate Ownership (including the notice requirements thereof and the over-allotment right contained therein) pursuant to Section 2(c) of the Prior Agreement to purchase any of the shares of Series E Preferred being offered pursuant to the Purchase Agreement (or the shares of Common Stock into which such Series E Preferred are convertible).

          (l) Termination of Prior Agreement. By executing and delivering this Agreement, the Company, each Purchaser and each Founder agree that the Prior Agreement is hereby terminated and of no further force and effect.

     IN WITNESS WHEREOF, the parties have executed this Fourth Amended and Restated Investor Rights Agreement as of the date first above written.

COMSCORE NETWORKS, INC.

By:	/s/ Magid Abraham

Magid Abraham
President and Chief Executive Officer

Address for Notices:
11465 Sunset Hills Road
Reston, VA 20190
[Signature Page to Investor Rights Agreement]

Citadel Purchasers

CITADEL EQUITY FUND LTD.
By:	Citadel Limited Partnership, Portfolio Manager
By:	GLB Partners, L.P., its General Partner
By:	Citadel Investment Group, L.L.C., its
General Partner

By:	/s/ Adam Cooper

Name: Adam Cooper
Title: General Counsel

Address for Notices: 131 South Dearborn 37th Floor Chicago, IL 60603 Tel: (312) 395-2100 Fax:(312) 977-0250

With a copy to:

131 South Dearborn 32nd Floor Chicago, IL 60603 Attn: General Counsel Tel: (312) 395-3067 Fax:(312)977-0280
[Signature Page to Investor Rights Agreement]

Topspin Purchasers

TOPSPIN PARTNERS L.P,

By:	Topspin Management, LLC
By:	LG Capital Appreciation, LLC

By:	/s/ Leo Guthart

Leo Guthart
Member, LG Capital Appreciation, LLC

Address for Notices: 3 Expressway Plaza Suite 100 Roslyn Heights, NY 11577 Attention: Leo Guthart Tel.: (516) 625-9400 Fax:(516) 625-9499

TOPSPIN ASSOCIATES, L.P.

By:	Topspin Management, LLC
By:	LG Capital Appreciation, LLC

By:	/s/ Leo Guthart

Leo Guthart
Member, LG Capital Appreciation, LLC

Address for Notices: 3 Expressway Plaza Suite 100 Roslyn Heights, NY 11577 Attention: Leo Guthart Tel: (516) 625-9400 Fax:(516) 625-9499
[Signature Page to Investor Rights Agreement]

vSpring Purchaser

vSPRING SBIC, L.P.

vSpring SBIC, L.P., a Delaware limited partnership

By:	vSpring SBIC Management, L.L.C., a
Delaware limited liability company,
its General Partner

By:	/s/ Scott Petty

Scott Petty, Managing Member

Address for Notices: vSpring Capital 2795 East Cottonwood Parkway Suite 360 Salt Lake City, UT 84121 Attention: Scott Petty Tel.: (801) 942-8999 Fax: (801) 942-1636
[Signature Page to Investor Rights Agreement]

Adams Street Purchasers

BVCF IV, L.P.

By:	J. W. Puth Associates, LLC, its General Partner
By:	Brinson Venture Management, LLC, its Attorney-in-fact
By:	Adams Street Partners, LLC, its Administrative Member

By:	/s/ Thomas D. Berman

Thomas D. Berman Partner

Address for Notices for Adams Street Purchasers: 209 South LaSalle Street Chicago, IL 60604 Attention: Thomas D. Berman Tel: (312) 553-7866 Fax: (312) 553-7870
[Signature Page to Investor Rights Agreement]

IVP Purchasers

INSTITUTIONAL VENTURE
PARTNERS X, L.P.

By:	Institutional Venture Management X, LLC
Its:	General Partner

By:	/s/ Norm Fogelsong

Managing Director

INSTITUTIONAL VENTURE
PARTNERS X GmbH & CO.
BETEILIGUNGS KG

By:	Institutional Venture Management-X LLC
Its:	Managing Limited Partner

By:	/s/ Norm Fogelsong

Managing Director

Address for Notices for IVP Purchasers: 3000 Sand Hill Road Building 2, Suite 290 Menlo Park, CA 94025 Attn: Todd Chaffee
[Signature Page to Investor Rights Agreement]

Accel Purchasers

ACCEL VII L.P.

By:	Accel VII Associates L.L.C.
Its General Partner

	By:	/s/ Tracy L. Sedlock

ATTORNEY-IN-FACT

ACCEL INTERNET FUND III L.P.

By:	Accel Internet Fund III Associates L.L.C.
Its General Partner

	By:	/s/ Tracy L. Sedlock

ATTORNEY-IN-FACT

ACCEL INVESTORS ‘99 L.P.

	By:	/s/ Tracy L. Sedlock

ATTORNEY-IN-FACT
[Signature Page to Investor Rights Agreement]

J.P Morgan Purchasers

THE FLATIRON FUND 2000, LLC

By:	/s/ Frederick Wilson

Managing Member

FLATIRON ASSOCIATES II, LLC
By:	Flatiron Partners, LLC
Its Manager

By:	/s/ Frederick Wilson

Managing Partner

THE FLATIRON FUND 1998/99, LLC

By:	/s/ Frederick Wilson

Managing Member

FLATIRON ASSOCIATES, LLC
By:	Flatiron Partners, LLC
Its Manager

By:	/s/ Frederick Wilson

Managing Partner

THE FLATIRON FUND 2001, LLC

By:	/s/ Frederick Wilson

Managing Member
[Signature Page to Investor Rights Agreement]

JP MORGAN PARTNERS (SBIC), LLC

By:	/s/ Stephen P. Murray

Name: Stephen P. Murray
Its: Managing Director

J.P. MORGAN PARTNERS (BHCA), L.P.
By:	JPMP Master Fund Manager, L.P.,
Its General Partner

By:	JPMP Capital Corp,
Its General Partner

By:	/s/ Stephen P. Murray

Name: Stephen P. Murray
Title: Managing Director

Addresses for Notices for J.P. Morgan Purchasers: c/o J.P. Morgan Partners, LLC 1221 Avenue of the Americas, 39th Floor New York, NY 10020
Attn:	Official Notices Clerk
FBO:	Fred Wilson
Ingrid Mazul

With a copy to:

O’Melveny & Myers LLP 30 Rockefeller Plaza New York, NY 10112
Attn:	Nicole J. Macarchuk
[Signature Page to Investor Rights Agreement]

Lehman Brothers Purchasers

LEHMAN BROTHERS VENTURE
CAPITAL PARTNERS I, L.P.

By:	LBI Group Inc., as General Partner

By:	/s/ Michael S. Castleman

Name: Michael S. Castleman
Its: Vice President

LEHMAN BROTHERS VENTURE
PARTNERS L.P.
By:	Lehman Brothers Venture G.P. Partnership
L.P., as General Partner

By:	Lehman Brothers Venture Associates Inc.,
as General Partner

By:	/s/ Michael S. Castleman

Name: Michael S. Castleman
Its: Vice President

LB I GROUP INC.

By:	/s/ Michael S. Castleman

Name: Michael S. Castleman
Its: Vice President

Addresses for Notices for Lehman Purchasers: Michael S. Castleman Lehman Brothers Inc. 399 Park Avenue, 9th Floor New York, NY 10022 Tel.: (212) 526-2969 Fax: (646) 758-4210
[Signature Page to Investor Rights Agreement]

FOUNDERS AND SERIES C-l
PURCHASERS

/s/ Magid Abraham

Magid Abraham

/s/ Gian Fulgoni

Gian Fulgoni

FOUNDERS

/s/ George Garrick

George Garrick

/s/ Michael Santer

Michael Santer
[Signature Page to Investor Rights Agreement]